Exhibit 99.1

For Immediate Release

MEET Investor Contact: MKR Group Inc. Todd Kehrli meet@mkr-group.com

MeetMe to Acquire if(we)

■	Acquisition Increases MeetMe’s Global Portfolio for Mobile Social Discovery to 10.6 Million Mobile Monthly Active Users

■	Expected to Contribute At Least $9.0 Million in Adjusted EBITDA and be Accretive to Earnings in First 12 Months Post Closing

NEW HOPE, Pa., March 6, 2017 – MeetMe, Inc. (NASDAQ: MEET), a public market leader for social discovery, today announced it has executed a definitive agreement to acquire Ifwe Inc. (“if(we)”), a social and mobile technology company, for $60.0 million in cash. This acquisition furthers MeetMe’s strategy to innovate, acquire and build the largest mobile portfolio of brands for meeting new people. The if(we) acquisition is expected to provide greater scale for monetization and increased profitability for the combined company.

if(we) is a social and mobile technology company based in San Francisco with:

●	Two leading mobile brands for meeting new people, Tagged and hi5;

●	A community that spans over 100 countries, and apps that are available in 15 different languages;

●	2016 total revenue of approximately $44 million;

●	Q4 2016 mobile revenue up 56% over Q4 2015. Mobile advertising revenue up 93% in the same periods;

●	2.3 million mobile and 5.4 million total monthly active users (MAU) in Q4 2016;

●	10.4 million mobile chats per day in Q4 2016;

●	18,000 new registered mobile users added each day on average in Q4 2016.

Key highlights of the expected scale of the new combined company (MeetMe + if(we)) include:

●	Mobile MAU of 10.6 million, an increase of 28% from MeetMe’s 8.3 million average in Q4 2016

●	Mobile daily active users (DAU) of 2.8 million, an increase of 40% from MeetMe’s 2.0 million average in Q4 2016;

●	Mobile Chats sent per day of 65.3 million, an increase of 19% from MeetMe’s 54.9 million average in Q4 2016;

●	Mobile new users per day of 130,000, an increase of 16% from MeetMe’s 112,000 per day average in Q4 2016;

●	Nearly 1.1 million US mobile DAU.

Financial impact of acquisition:

●	Expected to provide significantly increased scale in user base and revenues, and exhibit strong operating leverage;

●	Expect if(we) to contribute at least $9.0 million of Adjusted EBITDA and be accretive to earnings in the first 12 months post-closing.

Geoff Cook, CEO of MeetMe, said, “We believe this combination provides a clear pathway to $150 million in annualized revenue with adjusted EBITDA of $50 million for our combined company. We are very excited to add if(we) and its flagship brands Tagged and hi5 to our portfolio of mobile apps for meeting and chatting with new people. if(we) brings a sizable global community, with strength in the US, to our portfolio. Their mobile apps are experiencing significant revenue growth and we expect that to accelerate in 2017 as we introduce our best practices around engagement and monetization. I am excited by the opportunity to work closely with if(we)’s talented team to accelerate growth and engagement across our portfolio of brands, which are aimed at meeting the universal need for human connection.”

“What’s more,” Cook continued, “this announcement comes on the heels of a very strong period of growth for MeetMe, with total revenue growth of 34 percent in 2016, as reported today, as well as adjusted EBITDA margins of 39 percent. We believe this acquisition will further build on this momentum by increasing our scale for monetization and increased profitability.”

The Company expects that Tagged and hi5 will remain separate brands and standalone mobile applications following the closing of the acquisition and if(we) headquarters will remain in San Francisco. The Company has extended offers of employment to approximately 87 of the company’s 100 employees. Likewise, if(we)’s CEO, Dash Gopinath has agreed to assist with the transition for one year after the closing.

David Clark, Chief Financial Officer of MeetMe, added, “We expect the acquisition to close in the second quarter and to be accretive to earnings and to generate additional free cash flow for MeetMe in the first twelve months following the closing and beyond. Over time, we believe that through additional synergies from combining our technology platforms, optimizing our monetization engine, and cross-promoting to each user base we can generate additional value from this acquisition.”

The Company expects to fund the acquisition from MeetMe cash on hand and cash from operations, and from other sources of financing available to MeetMe, including a $30.0 million bank loan from J.P. Morgan Chase Bank, N.A. associated with the acquisition.

To support its larger scale, the Company is today announcing a change to engineering leadership. Skout’s co-founder and CTO Niklas Lindstrom has joined MeetMe as Chief Technology Officer, to be based in our West Coast office, and MeetMe’s former CTO Rich Friedman has rejoined the company as SVP Engineering, to be based in our East Coast location.  Mr. Lindstrom replaces MeetMe’s former Chief Technology Officer, Jonah Harris, who has agreed to remain with the Company and assist with the transition over the coming months.

On February 28, 2017, the Company granted stock options to purchase an aggregate of up to 500,000 shares of its common stock and restricted stock awards representing an aggregate of 300,000 shares of common stock to Messrs. Lindstrom and Friedman as an inducement material to their employment. Each option has a ten-year term, a three-year vesting period, subject to continued employment, and an exercise price of $4.83 per share, the closing price per share of the Company’s common stock on the grant date. Each restricted stock award vests one-third each year during a three-year vesting period. Vesting on both are subject to continued employment. The grants were approved by the Company’s Board of Directors, including a majority of its independent directors, and were made in accordance with NASDAQ Listing Rule 5635(c)(4).

Canaccord Genuity is serving as financial advisor and Morgan, Lewis & Bockius LLP is serving as legal counsel to MeetMe.

Webcast and Conference Call Details

Management will host a webcast and conference call today, March 6, 2017 at 4:30 p.m. Eastern time to discuss the acquisition. To access the call dial 888-337-8202 (US and Canada) (+1 913-312-1450 outside the United States and Canada) and when prompted provide the participant passcode 1061836 to the operator. In addition, a webcast of the conference call will be available live on the Investor Relations section of the Company’s website at www.meetmecorp.com and a replay of the webcast will be available for 90 days.

About MeetMe

Through its portfolio of brands, MeetMe (NASDAQ: MEET) is meeting the universal need for human connection. Using innovative products and sophisticated data science, MeetMe keeps its approximately two million daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. MeetMe offers advertisers the opportunity to reach customers on a global scale with hundreds of millions of daily mobile ad impressions. MeetMe utilizes high user density, economies of scale, and leading monetization strategies to maximize EBITDA. MeetMe’s apps are available on iPhone, iPad, and Android in multiple languages worldwide. For more information, please visit meetmecorp.com.

About if(we), Inc.

if(we) operates the leading social platforms Tagged and hi5 with over five million total monthly active users worldwide. if(we) is continually developing new social applications to help realize its vision of enabling meaningful connections.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether the if(we) acquisition will provide greater scale for monetization and increased profitability for the combined company; whether mobile MAU for the combined company will be 10.6 million; whether if(we) will contribute approximately $9.0 million in adjusted EBITDA and be accretive to earnings in the first twelve months following the closing of the if(we) acquisition; whether and when the if(we) acquisition will close; whether DAU for the combined company will be 2.8 million; whether mobile chats sent per day for the combined company will be 65.3 million; whether mobile new users per day for the combined company will be 130,000; whether the combined company will have nearly 1.1 million US mobile DAU; whether the if(we) acquisition will provide significantly increased scale in user base and provide stronger operating leverage; whether the if(we) acquisition provides a clear pathway to $150 million in annualized revenue with adjusted EBITDA of $50 million for the combined company; whether if(we) mobile apps will continue to see significant revenue growth in 2017; whether Tagged and hi5 will remain separate brands and stand-alone mobile applications following the closing; whether if(we) headquarters will remain in San Francisco following the closing; whether the if(we) acquisition will generate additional free cash flow for MeetMe in the first twelve months following closing and how MeetMe will fund the acquisition of if(we). All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, any changes in popular mobile operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2015, the Form 10-Q for the quarter ended June 30, 2016 and the Current Reports on Form 8-K filed on October 4, 2016 and March 6, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Measures

The Company defines mobile traffic and engagement metrics (including MAU, DAU, chats per day, and new users per day) to include mobile app traffic for all properties and mobile web traffic for MeetMe and Skout.

This press release includes a discussion of Adjusted EBITDA from continuing operations which is a non-GAAP financial measure. For completed fiscal periods, reconciliations to the most directly comparable GAAP financial measures are provided in the Investors section of our corporate website, www.meetmecorp.com.

The Company defines Adjusted EBITDA as earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, warrant obligations, non-recurring acquisition, restructuring or other expenses, gain or loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and goodwill and long-lived asset impairment charges. The Company excludes stock based compensation because it is non-cash in nature.

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